Exhibit 5.1

February 10, 2015

Neurotrope, Inc.

50 Park Place, Suite 1401

Newark, New Jersey 07102

Ladies and Gentlemen:

We have acted as counsel to Neurotrope, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (as amended through the date hereof, the “Registration Statement”) for the registration for resale of up to 25,225,000 shares of the Company's common stock, par value $0.0001 per share (“Common Stock”), by those certain selling stockholders identified in the selling stockholders table included in the Registration Statement, consisting of (i) 3,017,387 outstanding shares of Common Stock; (ii) 20,708,194 shares of Common Stock issuable upon conversion of 20,708,194 outstanding shares of the Company’s Series A convertible preferred stock; and (iii) 1,499,419 shares of Common Stock issuable upon exercise of common stock purchase warrants (collectively, the “Shares”). This opinion letter is being furnished to the Company in accordance with the requirements of Section 601(b)(5) under Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter other than as to the legality of the Shares.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

The opinion expressed herein is limited to Chapter 78 of the Nevada Revised Statutes which includes the statutory provisions thereof as well as all applicable provisions of the Constitution of the State of Nevada and reported judicial decisions interpreting these laws.

Based on the foregoing, (i) subject to and in reliance upon the accuracy and completeness of the information relevant thereto provided to us and (ii) subject to the assumptions and qualifications set forth herein, we are of the opinion that: (a) the 3,017,387 outstanding shares of Common Stock have been validly issued and are fully paid and non-assessable; (b) the 20,708,194 shares of Common Stock issuable upon conversion of shares of the Company’s Series A convertible preferred stock will, when duly issued upon conversion of the Series A convertible preferred stock in accordance with the terms thereof, be validly issued, fully paid and non-assessable; and (c) the 1,499,419 shares of Common Stock issuable upon exercise of Common Stock purchase warrants will, when duly issued upon exercise of said Common Stock purchase warrants against payment therefor as provided therein, be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations promulgated by the Commission.

Very truly yours,

/s/ Reed Smith LLP
REED SMITH LLP
NWM/EPB//AI